This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying  term sheet, product supplement,  prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
Contingent Buffered Equity Note ("CBEN")
JPMorgan Capped Index Knock-Out Notes Linked to the S&P 500® Index due June 18, 2014
The notes are designed for investors who seek to participate  in the appreciation  of the S&P 500 Index, up to the Maximum Return of at least 15.00% at maturity, and who anticipate that the Index will not be less than the Initial Index Level by more than 20.00% on any day during the Monitoring Period

**Trade Details/Characteristics**

| | |
|---|---|
| **Index** | S&P 500® Index ("the Index") |
| **Currency** | USD |
| **Knock-Out Buffer Amount** | 20.00% |
| **Contingent Minimum Return** | At least 0.25% (to be determined on the pricing date) |
| **Index Return** | (Final Index Level - Initial Index Level) / Initial Index Level |
| **Maximum Return** | At least 15.00% (to be determined on the pricing date) |
| **Maximum Potential Loss** | 100.00% |
| **Monitoring Period** | The period from but excluding the pricing date to and including the Observation Date |
| **Maturity** | June 18, 2014 |
| **Settlement** | Cash |
| **Knock-Out Event** | A Knock-Out Event occurs if, on any day during the Monitoring Period, the Index closing level is less than the Initial Index Level by more than the Knock-Out Buffer Amount. |
| **Payment at Maturity** | If a **Knock-Out Event has occurred**, you will receive a cash payment at maturity that will reflect the performance of the Index, subject to the Maximum Return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x Index Return), subject to the Maximum Return. If a **Knock-Out Event has not occurred**, you will receive a cash payment at maturity that will reflect the performance of the Index, subject to the Contingent Minimum Return and the Maximum Return. If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Contingent Minimum Return and (ii) the Index Return, subject to the Maximum Return. *If a Knock-Out Event has occurred, you will lose some or all of your principal amount at maturity if the Ending Index Level is less than the Initial Index Level.* |
| **Initial Index Level** | Closing index level of the Reference Index on the pricing date |
| **Final Index Level** | Closing index level of the Reference Index on the Observation Date |
| **Observation Date** | June 13, 2014 |
| **Preliminary Termsheet** | http://www.sec.gov/Archives/edgar/data/19617/000089109213004867/e53871fwp.htm |

Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.

**Hypothetical Payout For CBEN**

**If a Knock-Out Event Has Not Occurred (1)**

Reference Index Performance
Contingent Buffer Amount
Note Return
$1,200
$1,100
$1,000
$900
$800
$700
$600
Payment on a $1,000 principal amount
-50% -40% -30% -20% -10% 0% 10% 20% 30%
Index Return

**If a Knock-Out Event Has Occurred (2)**

Reference Index Performance
Note Return with a Knock-Out Event
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
Payment on a $1,000 principal amount
-50% -40% -30% -20% -10% 0% 10% 20% 30%
Index Return

(1) The Final Index Level is greater than or equal to 1320.00 (80.00% of the hypothetical Initial Index Level) on each day during the Monitoring Period

(2) The Final Index Level is less than 1320.00 (80.00% of the hypothetical Initial Index Level) on at least one day during the Monitoring Period

**The graphs above collectively demonstrate the hypothetical total return on the notes at maturity for a subset of Index Returns detailed in the table below. Your investment may result in a loss of all of your principal at maturity.**

**Risk Considerations**

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

- Your investment in the notes may result in a loss of some or all of your principal, and is subject to the credit risk of JPMorgan Chase & Co. Your maximum gain on the notes is limited to the maximum return
- JPMorgan Chase & Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging JPMorgan Chase & Co.'s obligations under the notes. Their interests may be adverse to your interests.
- JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates.
- JPMS's estimated value will be lower than the issue price (price to the public) of the notes.
- JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt
- Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be be impacted by many economic and market factors.
- The value of the notes as published by JPMS may be higher than JPMS's then-current estimated value of the notes for a limited time.
- The benefit of the Contingent Buffer Amount may terminate on any day during the Monitoring Period
- Lack of liquidity - J.P. Morgan Securities LLC intends to offer to purchase the notes in the secondary market but is not required to do so.
- No interest or dividend payments or voting rights
- Your ability to receive the Contingent Minimum Return of at least 0.25% may terminate on any day during the Monitoring Period

| Final Index Level | Index Return | Total Return if a Knock-Out Event Has: Not Occurred (1) | Occurred (2) |
|---|---|---|---|
| 2475.0000 | 50.000% | 15.000% | 15.000% |
| 2392.5000 | 45.000% | 15.000% | 15.000% |
| 2145.0000 | 30.000% | 15.000% | 15.000% |
| 1897.5000 | 15.000% | 15.000% | 15.000% |
| 1815.0000 | 10.000% | 10.000% | 10.000% |
| 1732.5000 | 5.000% | 5.000% | 5.000% |
| 1691.2500 | 2.500% | 2.500% | 2.500% |
| 1650.0000 | 0.000% | 0.250% | 0.000% |
| 1608.7500 | -2.500% | 0.250% | -2.500% |
| 1567.5000 | -5.000% | 0.250% | -5.000% |
| 1485.0000 | -10.000% | 0.250% | -10.000% |
| 1320.0000 | -20.000% | 0.250% | -20.000% |
| 1319.9835 | -20.001% | N/A | -20.001% |
| 825.0000 | -50.000% | N/A | -50.000% |
| 0.0000 | -100.000% | N/A | -100.000% |

The table and charts above assumes an Initial Index Level of 1650. The actual Initial Index Level will be set on the pricing date.
The numbers appearing in the table and footnote above have been rounded for ease of analysis.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus)  with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively,  JPMorgan Chase & Co., any agent or any dealer participating  in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement,  underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly,  any discussion of U.S. tax matters contained herein (including any attachments)  is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments.
Filed pursuant to Rule 433
Registration Statement No: 333-177923
Dated: May 29, 2013